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EXHIBIT 10.13

COHERENT, INC.
MANAGEMENT TRANSITION AGREEMENT

        THIS AGREEMENT is effective as of October 1, 2002 (the "Effective Date"), by and between Coherent, Inc. ("Coherent") and Bernard Couillaud ("Couillaud").

RECITALS

A.
Couillaud is employed by Coherent and is a member of the Board of Directors of Coherent.

B.
Effective October 1, 2002, Couillaud shall cease to be President and Chief Executive Officer and shall become Chairman.

C.
Couillaud will remain a member of the Board of Directors of Coherent until he either resigns, is not re-elected or is removed from the Board of Directors.

D.
Coherent desires to retain Couillaud's services as an employee in the position of Chairman for the period commencing October 1, 2002 and ending October 1, 2003 (the "Employment Term"), upon the terms set forth herein.

E.
Couillaud is willing to provide services as an employee pursuant to this Agreement.

        NOW THEREFORE, the parties agree as follows:

        1.    Term.    The term of this Agreement shall commence on the Effective Date and shall continue until all the payments due and all other obligations of the parties hereunder have been made or satisfied; provided, however, that notwithstanding any other provision of this Agreement, Couillaud's and Coherent's representations, obligations, covenants and duties under the Employee Agreement by and between Couillaud and Coherent dated November 11, 1983 shall survive any termination of this Agreement.

        2.    Duties of Couillaud.    As of the Effective Date, Couillaud shall cease to be President and Chief Executive Officer and shall become Chairman of Coherent. During the Employment Term, Couillaud shall remain a member of the Board of Directors of Coherent, until he either resigns, is not re-elected or is removed from the Board of Directors. During the Employment Term, Couillaud's compensation and other benefits shall be as provided in Section 3(a).

        3.    Compensation.

          (a)    Cash Compensation.    While employed by Coherent during the Employment Term Couillaud shall be paid a base salary of $520,000 per year in accordance with Coherent's standard payroll practices. Couillaud shall not be eligible to participate in Coherent's Variable Compensation Plan during the Employment Term. Couillaud shall also receive, promptly following the termination of the Employment Term, full payment for all accrued wages, including but not limited to, unused vacation days to which he is entitled pursuant to Coherent policy

          (b)    Benefits.    While employed by Coherent during the Employment Term, Couillaud shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by Coherent applicable to other key executives of Coherent, including (without limitation) retirement plans, savings or profit sharing plans, stock option, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject, in each case, to the generally applicable terms and conditions of the applicable plan or program in question and to the determination of any committee administering such plan or program.

          (c)    Medical, Dental and Vision Coverage.    During the Employment Term and thereafter, Couillaud shall receive from Coherent Group Medical, Dental and Vision Insurance, including an annual $5,000 supplemental out of pocket payment feature (the "Coverage"), for Couillaud and his eligible dependents under the following conditions:

            (1)  Any cash contribution required from Coherent officers for similar coverage will be invoiced by Coherent by December 31 of each year, and must be paid by Couillaud no later than January 30 of the following year. The cash contribution amount will be pro-rated for Couillaud's first partial year. Failure to make such payment on time or within a thirty (30) day notice period will be grounds for termination of the Coherent Group Medical, Dental and Vision Insurance.

            (2)  The Coverage for Mr. Couillaud shall immediately terminate at the end of the month following the month of Couillaud's death. For his eligible dependents, coverage shall terminate at the end of the first calendar year following Mr. Couillaud's death. In the event of Mr. Couillaud's death, his surviving spouse will be eligible to apply for the continuation of such benefits through COBRA.

            (3)  If Couillaud accepts medical, dental and vision insurance coverage by another entity, Couillaud shall notify Coherent in writing, and the Coverage shall thereafter become secondary. Couillaud agrees to apply for Medicare upon reaching eligibility at which time the benefits set forth in this Agreement shall become secondary to Medicare benefits.

            (4)  The Coverage shall immediately terminate if Couillaud violates any provision of Section 5.

            (5)  If Coherent changes or reduces the medical, dental or life insurance coverage offered to its officers generally, such changes or reductions shall be applicable to the Coverage.

          (d)    Life Insurance.    Coherent will purchase for Couillaud a life insurance policy covering Couillaud with a face value of five hundred thousand dollars ($500,000). Couillaud shall be responsible for any taxes that arise as a result of such reimbursement. Couillaud agrees to undergo physical examinations and other requirements of the carrier in order to obtain and continue such coverage.

          (e)    Amendment to Stock Options.    Couillaud has been granted stock options as follows:

Vesting Date	No. of Shares	Exercise Price
2/1/03	2,005	$49.875
2/1/03	69,995	$49.875
2/1/04	2,005	$49.875
2/1/04	35,995	$49.875
4/1/04	200,000	$32.50

        Those options vesting in 2003 are referred to as the 2003 Options and those options vesting in 2004 are referred to as the 2004 Options.

            (1)  Mr. Couillaud shall be entitled to exercise the 2003 Options until February 1, 2006, even if Mr. Couillaud's employment with the Company is terminated prior to that date, provided that this period shall be reduced to 90 days from the date (i) the Company determines Couillaud has engaged in activities constituting "Cause" under Section 4(b) prior to February 1, 2006 or (ii) Mr. Couillaud voluntarily terminates his employment with the company if such date is prior to October 1, 2003.

            (2)  The 2004 Options shall be hereby amended to vest as of March 5, 2002. Mr. Couillaud shall be entitled to exercise the 2004 Options until March 5, 2005, even if Mr. Couillaud's employment with the Company is terminated prior to that date, provided that the Company shall be entitled to cancel the 2004 Options, repurchase the stock issued upon exercise of the 2004 Options for the exercise price, or recapture the net proceeds received upon exercise and sale of the 2004 Options if (i) the Company determines Couillaud has engaged in activities constituting "Cause" under Section 4(b) prior to March 5, 2005 or (ii) Mr. Couillaud voluntarily terminates his employment with the company prior to October 1, 2003.

            (3)  Except as set forth above, Couillaud's options to purchase Coherent stock shall be governed by the provisions of the applicable option agreements by and between Couillaud and Coherent. During the Employment Term, any additional option grants will reflect Couillaud's new position.

          (f)    Imputed Income.    COUILLAUD ACKNOWLEDGES AND AGREES THAT HE SHALL BE SOLELY RESPONSIBLE FOR ALL TAXES ASSOCIATED WITH ANY INCOME IMPUTED TO COUILLAUD AS A RESULT OF BENEFITS PROVIDED UNDER THIS AGREEMENT.

        4.    Termination.

          (a)    Termination by Couillaud.

            (1)    Voluntary Termination.    Couillaud may voluntarily terminate this Agreement upon thirty (30) days written notice, or by voluntarily terminating his employment prior to the Employment Term. Upon the effectiveness of such termination, Couillaud shall immediately cease to accrue any benefits hereunder.

            (2)    Death of Couillaud.    Except as otherwise provided herein, upon Couillaud's death during the term of this Agreement, Couillaud shall immediately cease to accrue any benefits hereunder. In such event, any compensation already accrued by Couillaud shall be paid to Couillaud's estate in accordance with his testamentary disposition or the laws of descent and distribution.

          (b)    Termination for Cause.    Until October 1, 2006 Coherent may terminate this Agreement if it determines that Couillaud has engaged in activities that constitute "Cause". Before making the determination that Couillaud has acted in a manner constituting Cause, the Company shall provide Couillaud with written notice setting forth in reasonable detail the facts and circumstances relating to its determination, and granting Couillaud the opportunity to cure any such default within 30 days following his receipt of the notice. The term "Cause" is defined as any one or more of the following occurrences:

    (i)
    Couillaud's commission of an act of fraud or misappropriation of funds, whether prior to or subsequent to the date hereof, upon Coherent; or

    (ii)
    Couillaud's continuing repeated willful failure or refusal to perform his material duties as required by this Agreement or gross negligence by Couillaud in the scope of his provision of services to Coherent; or

    (iii)
    Any breach by Couillaud of any provision of Section 5; or

    (iv)
    Violation by Couillaud of any duty of loyalty to Coherent, which shall be defined consistent with the duty of loyalty owed a corporation by a member of the board of directors under Delaware law

        5.    Covenants Not to Compete or Solicit.

          (a)    Covenant Not to Compete.    For a period of three years following the date Couillaud terminates his employment with the Company, Couillaud will not directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a "Restricted Business" in a "Restricted Territory," as such terms are defined below. It is agreed, however, that ownership of no more than 2% of the outstanding voting stock of a publicly traded corporation shall not constitute a violation of this provision.

          (b)    Covenant Not to Solicit.    During the three-year term of this covenant not to compete, Couillaud will not directly or indirectly:

            (1)  solicit, encourage, or take any other action which is intended to induce any other employee, independent contractor, customer or supplier of Coherent or any affiliated corporation to terminate his or its relationship with Coherent or any affiliated corporation, or

            (2)  interfere in any manner with the contractual or employment relationship between Coherent or any affiliated corporation and any such employee, independent contractor, customer or supplier of Coherent or any affiliated corporation.

          (c)    Representations.    The parties intend that the covenants contained in Sections 5(a) and (b) shall be construed as a series of separate covenants, one for each county, city, state, territory, jurisdiction, country or analogous entity of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical. Couillaud represents that he (i) is familiar with the covenants not to compete and not to solicit contained herein, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

          (d)    Definitions.    As used in this Section 5, the terms listed below shall have the following meanings:

            (1)    Restricted Business.    "Restricted Business" means any business that manufactures or sells lasers or optical components for lasers which would compete against Coherent's current or planned products, or any business that manufactures or sells non-laser devices whose primary use is a competitive alternative to Coherent's current or planned laser products.

            (2)    Restricted Territory.    "Restricted Territory" means any county, city, state, territory, jurisdiction, country or analogous entity in which Coherent currently conducts its business or may in the future conduct its business.

        6.    Arbitration.

          (a)  Couillaud agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be finally settled by binding arbitration to be held in Santa Clara County, California under the Commercial Arbitration Rules, supplemented by the Supplemental Procedures for Large Complex Disputes, of the American Arbitration Association as then in effect (the "Rules"). The arbitrator(s) may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator(s) shall be final, conclusive and binding on the parties to the arbitration, and judgment may be entered on the decision of the arbitrator(s) in any court having jurisdiction.

          (b)  The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law, and the arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.

          (c)  Coherent shall pay the costs and expenses of such arbitration, and each party shall pay its own counsel fees and expenses.

          (d)  COUILLAUD HAS READ AND UNDERSTANDS THIS SECTION 6, WHICH DISCUSSES ARBITRATION. COUILLAUD UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, COUILLAUD AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF COUILLAUD'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO COUILLAUD'S RELATIONSHIP WITH COHERENT.

        7.    General Provisions.

          (a)    Entire Agreement.    This Agreement and any written Coherent plan or written agreement between Couillaud and Coherent that are referenced herein represent the entire agreement and understanding between the parties as to the subject matter hereof, and supersede all prior or contemporaneous agreements, whether written or oral. No waiver, alteration, or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

          (b)    Severability.    If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

          (c)    Successors.

            (1)    Coherent's Successors.    Any successor to Coherent (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Coherent's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as Coherent would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Coherent" shall include any successor to Coherent's business and/or assets that assumes Coherent's obligations hereunder or which becomes bound by the terms of this Agreement by operation of law.

            (2)    Couillaud's Successors.    The terms of this Agreement and all rights of Couillaud hereunder shall inure to the benefit of, and be enforceable by, Couillaud's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

          (d)    Conflicting Obligations.    Couillaud represents that he has not entered into, and will not enter into, any oral or written agreement in conflict herewith.

          (e)    Counterparts.    This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

          (f)    Governing Law; Consent to Personal Jurisdiction.    This Agreement shall be governed by and construed in accordance with the internal substantive laws, but not the choice of law rules, of the State of California. Couillaud hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

COHERENT, INC.	BERNARD COUILLAUD
By:
Title:	Date:
Date:	Spouses Consent:

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  EXHIBIT 10.13